UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Air Lease Corporation

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Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

April 20, 2023

Dear Air Lease Corporation Stockholder:

This letter addresses an advisory report issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) on April 13, 2023, regarding the 2023 Annual Meeting of Stockholders of Air Lease Corporation (the “Company”) scheduled for May 3, 2023. In its report, ISS recommends stockholders vote “against” Proposal No. 4: Advisory Vote to Ratify Named Executive Officer Compensation, even though the ISS analysis found that the Company’s annual incentives were primarily based on pre-set, objective metrics, long-term incentives were majority performance-vesting, and closing-cycle PSUs were 100% forfeited in line with performance. The Company respectfully disagrees with ISS’s recommendation for the reasons outlined below.

Negative Vote Recommendation by ISS

ISS noted a “high” concern in its pay-for-performance evaluation of the Company’s compensation based on the outcome of its relative degree of alignment and financial performance assessments of the Company’s compensation measured against ISS’s selected peer group.

ISS’s “against” recommendation was primarily driven by concerns regarding (i) the Company’s goal setting, with performance targets on certain annual incentive metrics set below the prior year’s results for the second consecutive year without commensurate reductions to bonus opportunity, and (ii) the compensation of the Company’s Executive Chairman, with ISS noting that his base salary and annual incentive target each exceed that of the Company’s Chief Executive Officer and significantly exceed the peer median.

The Company’s Response

ISS’s selected peer group does not reflect companies with similar business models. In determining that a pay-for-performance misalignment exists, the ISS analysis relies in part on comparison of the Company’s compensation against that of ISS’s selected peer group. ISS’s selected peer group includes a total of 24 companies, of which five (or 21%) are included in the Company’s self-identified benchmarking group. The remaining 19 (or 79%) are predominantly comprised of other companies within our Global Industry Classification Standard (“GICS”) of “Trading Companies and Distributors,” but with limited similarities otherwise, including with respect to revenue, market capitalization, and importantly, revenue per employee. We believe that the ISS peer group does not include companies that appropriately reflect our exposure to real assets, dependence on a highly skilled management team, credit exposure/underwriting expertise, and significant capital expenditures, because it does not include a mix of traditional and alternative asset managers, specialty finance lenders, insurance companies and REITs. While these types of companies are generally not included in our GICS industry classification, because they have similar operating characteristics to the Company, we include a number of them in our self-identified benchmarking group. As shown in the table below, ISS-only peers do not include a single REIT (in contrast to the Company’s use of

REITs in its self-identified benchmarking group) and have revenue per employee significantly below the Company’s $15.3 million in revenue per employee as of December 31, 2022.

Company	Trading Symbol	Market Cap ($M)(1)	LTM Revenue ($M)(2)	Employees (#)(2)	Revenue Per Employee ($M)(2)	GICS Industry Name
Applied Industrial Technologies, Inc.	AIT	4,865	4,165	6,100	0.68	Trading Companies & Distributors
BlueLinx Holdings Inc.	BXC	643	4,450	2,100	2.12	Trading Companies & Distributors
Distribution Solutions Group, Inc.	DSGR	716	1,115	3,100	0.36	Trading Companies & Distributors
Focus Financial Partners Inc.	FOCS	2,898	2,143	5,000	0.43	Capital Markets
GMS, Inc.	GMS	2,453	5,314	5,475	0.97	Trading Companies & Distributors
Herc Holdings, Inc.	HRI	3,802	2,739	6,600	0.41	Trading Companies & Distributors
MRC Global Inc.	MRC	969	3,363	2,800	1.20	Trading Companies & Distributors
NOW Inc.	DNOW	1,402	2,136	2,425	0.88	Trading Companies & Distributors
SiteOne Landscape Supply, Inc.	SITE	5,291	4,015	7,000	0.57	Trading Companies & Distributors
Triton International Ltd.	TRTN	3,913	1,828	244	7.49	Trading Companies & Distributors
Ares Management Corporation	ARES	11,901	3,651	2,550	1.43	Capital Markets
Custom Truck One Source, Inc.	CTOS	1,569	1,573	2,270	0.69	Trading Companies & Distributors
DXP Enterprises, Inc.	DXPE	517	1,481	2,433	0.61	Trading Companies & Distributors
Global Industrial Company	GIC	893	1,166	1,650	0.71	Trading Companies & Distributors
H&E Equipment Services, Inc.	HEES	1,648	1,245	2,375	0.52	Trading Companies & Distributors
Janus Henderson Group Plc	JHG	3,896	2,191	2,200	1.00	Capital Markets
MSC Industrial Direct Co., Inc.	MSM	4,573	3,900	6,994	0.56	Trading Companies & Distributors
SEI Investments Company	SEIC	7,822	1,991	4,837	0.41	Capital Markets
Titan Machinery Inc.	TITN	902	2,209	2,700	0.82	Trading Companies & Distributors
Affiliated Managers Group, Inc.	AMG	5,681	2,330	250	9.32	Capital Markets
Federated Hermes, Inc.	FHI	3,242	1,446	1,961	0.74	Capital Markets
DigitalBridge Group, Inc.	DBRG	1,749	1,145	300	3.82	Real Estate Management & Dev.
GATX Corporation	GATX	3,750	1,273	1,904	0.67	Trading Companies & Distributors
W. P. Carey Inc.	WPC	16,460	1,479	193	7.66	Diversified REITs
Artisan Partners Asset Management, Inc.	APAM	2,017	994	549	1.81	Capital Markets
Chimera Investment Corporation	CIM	1,275	440	39	11.28	Mortgage Real Estate Investment
Empire State Realty Trust, Inc.	ESRT	1,086	727	667	1.09	Diversified REITs
Extra Space Storage Inc.	EXR	19,711	1,924	4,781	0.40	Specialized REITs
Federal Realty Investment Trust	FRT	8,219	1,074	314	3.42	Retail REITs
Franklin Resources, Inc.	BEN	13,197	8,018	9,800	0.82	Capital Markets
Healthpeak Properties, Inc.	PEAK	13,704	2,061	199	10.36	Health Care REITs
Host Hotels & Resorts, Inc.	HST	11,450	4,907	165	29.74	Hotel & Resort REITs
Invesco Ltd.	IVZ	8,182	6,049	8,611	0.70	Capital Markets
Kennedy-Wilson Holdings, Inc.	KW	2,167	540	230	2.35	Real Estate Management & Dev.
Kilroy Realty Corporation	KRC	4,520	1,097	259	4.24	Office REITs
Sculptor Capital Management, Inc.	SCU	496	419	343	1.22	Capital Markets
Air Lease Corporation	AL	4,260	2,317	151	15.34	Trading Companies & Distributors
Median (ISS-only peers)		2,453	2,191	2,700	0.69
Average (ISS-only peers)		3,193	2,667	3,624	1.15

(1)	As of December 31, 2022, from Bloomberg.
(2)	Based on applicable company’s most recent publicly reported information.

ISS-only peers	Shared peers	Company-only peers

Notably, the proxy advisory firm Glass Lewis has recommended that shareholders vote “FOR” Proposal No. 4: Advisory Vote to Ratify Named Executive Officer Compensation this year. Glass Lewis recommended a vote “AGAINST” say-on-pay last year, primarily due to concerns that our average named executive officer compensation outpaced the median Glass Lewis peer compensation. However, this year Glass Lewis’s analysis acknowledged that the Company’s business (purchasing and leasing aircraft), does not fully align with its GICS industry classification used to determine Glass Lewis peers. As a result, Glass Lewis analyzed the Company’s pay and performance against its self-disclosed benchmarking group and found that the Company’s three-year weighted average pay was not excessive relative to its self-disclosed benchmarking group and mostly aligned with its relative performance in TSR over the same period.

The Company disclosed legitimate reasons for reducing performance goals from prior year results without a corresponding reduction in payout. The impact of the COVID-19 pandemic on the aviation industry was unprecedented. As previously disclosed in our filings with the Securities and Exchange Commission, we granted accommodations, in the form of lease deferrals or restructurings, to more than two-thirds of our lessees. These accommodations directly impacted our financial results, and we provided robust disclosure in our Proxy Statement on the compensation committee’s rationale for setting reduced performance goals for 2022 as compared to prior year actual results for our annual bonus plan.

The compensation committee, which is entirely comprised of independent directors, does not believe that a reduction in performance goals for a particular year as compared to prior year actual results will, in every instance, necessitate a corresponding reduction in bonus opportunity. In instances where the goals set for a particular year are comparatively as, or more, rigorous to achieve than the goals set in the prior year, the compensation committee will not necessarily reduce the bonus opportunity. This analysis is complex and requires an in-depth review of the Company’s industry, the status of the Company’s fleet and lessees at the beginning of the performance period, as well as macro-economic conditions that are likely to impact the Company’s future results. The compensation committee did not make a corresponding reduction in bonus opportunity despite the reduction in 2022 performance goals from 2021 actual results because it determined that the 2022 performance goals were more rigorous than the 2021 performance goals after giving consideration to the full impact that COVID-era lease restructurings, unknown industry recovery timelines due to COVID-19 variants and travel restrictions, ongoing OEM delivery delays, and anticipated higher interest rates in 2022 were expected to have on the Company’s actual 2022 results.

The compensation committee has designed our executive compensation program to attract, retain and motivate the highest caliber executives in the aircraft leasing industry who can manage our aircraft fleet with a small team to drive profitability. The compensation committee does not believe that cyclical macro-economic changes or unprecedented events like the COVID-19 pandemic, which may negatively impact actual year-over-year financial performance, should result in de facto reductions in bonus opportunity for our executives. For similar reasons, despite setting the 2022 revenue goals above prior year actual performance, the compensation committee did not increase the bonus opportunity available to executives with respect to that metric.

The ISS analysis did not appropriately weigh mitigating factors in the Company’s executive compensation program. While ISS’s analysis notes significant concerns regarding goal setting, we don’t believe appropriate weight was given to the compensation committee’s decision to make no adjustments to the performance RSUs granted in 2020 for which the vesting cycle ended on December 31, 2022. The performance goals for these awards were set in February 2020, prior the onset of the COVID-19 pandemic and Russia’s invasion of Ukraine, both of which significantly impacted the Company’s vesting-cycle performance. As a result, these awards were 100% forfeited. Allowing these awards to vest at 0% resulted in a significant decrease in compensation actually paid to our executives. For Mr. Plueger alone, the grant date fair value of these awards was $3.2 million. The compensation committee’s determination not to make any adjustments to the performance goals underlying these awards underscores its commitment to setting rigorous targets and pay-for-performance philosophy.

In addition, the compensation committee reviews performance goal outcomes annually to determine if it is appropriate to exercise discretion to reduce any award otherwise becoming payable. In 2022, the compensation committee exercised this discretion and reduced the total company performance factor for awards under the Company’s annual cash bonus plan from 142% to 130% to reflect the challenges associated with 2022, including the Company’s net write-off of interests in its owned and managed aircraft detained in Russia totaling approximately $771.5 million for the year ended December 31, 2022.

ISS’s selected peer group negatively impacts review of our Executive Chairman’s salary. We recognize that we have a unique management structure, with both our Chief Executive Officer (Mr. Plueger) and Executive Chairman (Mr. Udvar-Házy) receiving similar levels of compensation. Mr. Udvar-Házy is the founder of the Company and widely regarded as a founder of the aircraft leasing industry. His knowledge of the industry and customer relationships are deeply valued by our Board of Directors and shareholders. The Company’s compensation structure with Messrs. Udvar-Házy and Plueger has remained unchanged since 2018, during which time ISS has recommended in favor of the Company’s compensation at every annual meeting of stockholders from 2019 through 2022. While the Company acknowledges that Mr. Udvar-Házy’s compensation exceeds the median Chief Executive Officer compensation included in ISS’s selected peer group in 2022 ($5.86 million), Mr. Udvar-Házy’s compensation falls below the median Chief Executive Officer compensation included in the Company’s self-disclosed benchmarking group in 2022 ($9.06 million). For the reasons discussed above, the Company does not believe ISS’s selected peer group appropriately reflects the Company’s size and business and, therefore, comparison of Mr. Udvar-Házy’s compensation to these peers is similarly inappropriate.

Commitment to Include Appropriate Feedback in our Compensation Program

We remain proud of the many best practices we have incorporated into our compensation program over the years to reward performance and align executives’ interests with shareholders. Last year, our say-on-pay vote received support from approximately 78% of our stockholders. As we have received an average say-on-pay vote of 91% in the four preceding years, we fully understand and appreciate the need to be responsive to the concerns of stockholders on our compensation practices.

As discussed in our Proxy Statement, in response to last year’s say-on-pay result, we engaged with holders of over 60% of outstanding shares of our Class A Common Stock (none of whom were our employees or directors) to discuss our compensation program and to listen to their feedback. For 2023, we made changes based on this feedback, which include increasing the weighting of the financial metrics in our annual bonus opportunity from 60% to 70%, while simultaneously reducing the weighting of the strategic objectives from 40% to 30%.

Conclusion

We believe that a vote “for” this year’s say-on-pay is appropriate and appreciate your continued support.

THE BOARD OF DIRECTORS OF THE COMPANY CONTINUES TO RECOMMEND STOCKHOLDERS VOTE “FOR”

PROPOSAL NO. 4: ADVISORY VOTE TO RATIFY NAMED EXECUTIVE OFFICER COMPENSATION

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